Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Paul K. Suijk
Senior Vice President and CFO
(804) 287-5694

Cadmus Communications Announces Second Quarter Results

Continued Top Line Growth and Sequential Improvement in Profitability

Richmond, Virginia (February 9, 2007) — Cadmus Communications Corporation (NASDAQ/GM: CDMS) today announced results for its second quarter of fiscal 2007. Net sales were $116.0 million on a consolidated basis, up 8% from $107.3 million in the first quarter of fiscal 2007, and up 2% from $114.2 million in last year’s second quarter. Operating income was $3.8 million, loss from continuing operations was $1.3 million, and net loss was $1.3 million, or a loss of $0.14 per share assuming dilution, for the second quarter of fiscal 2007, compared to operating income of $5.2 million, income from continuing operations of $1.1 million, and net income of $1.1 million, or $0.12 per share assuming dilution, in the second quarter of fiscal 2006.

Included in the results for the second quarter of fiscal 2007 are merger-related costs of approximately $2.6 million, or $0.28 per share net of tax, in connection with the Company’s previously announced agreement of merger with Cenveo, Inc., pursuant to which Cadmus will become an indirect, wholly owned subsidiary of Cenveo, and approximately $0.2 million, or $0.01 per share net of tax, of restructuring and other charges. The results for the second quarter of fiscal 2006 included $1.5 million, or $0.09 per share net of tax, of restructuring and other charges. Adjusted for the impact of these items1, (i) adjusted operating income was $6.5 million for the second quarter of fiscal 2007 compared to $4.5 million for the first quarter of fiscal 20072, and $6.7 million for the second quarter of last year, (ii) adjusted income per share was $0.15 for the second quarter of fiscal 2007 compared to a loss of $(0.02) per share for the first quarter of fiscal 20073, and income of $0.21 per share in last year’s second quarter, and (iii) Adjusted EBITDA4 was $11.6 million for the second quarter of fiscal 2007, up from $9.1 million in the first quarter of fiscal 2007, and up slightly from $11.5 million in last year’s second quarter.

Operating highlights for the second quarter of fiscal 2007 were as follows:

•	Net sales for the Publisher Services segment increased 3% to $94.9 million from $92.2 million in the prior year second quarter;

•	Content services sales within the Publisher Services segment rose 10% and print services sales within the Publisher Services segment rose 2% compared to prior year second quarter;

•	Specialty Packaging net sales decreased 4% to $21.2 million; however operating margins improved to 9.1% from 8.6% in last year’s second quarter;

[1]

Refer to the portion of this release titled “Use of GAAP and Non-GAAP Measures” for a complete description of the Company’s use of non-GAAP measures and the rationale for their inclusion in this release.

[2]	On a GAAP basis, operating income was $4.7 million for the first quarter of fiscal 2007 which included a benefit of $0.3 million from restructuring and other charges.
[3]

On a GAAP basis, the net income for the first quarter of fiscal 2007 was $0.01 per share which included a benefit of $0.02 per share from restructuring and other charges and a gain from discontinued operations of $0.01 per share.

[4]

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. The Company also excludes discontinued operations, the impact of restructuring and other charges and merger-related costs from the computation of Adjusted EBITDA.

•

Total debt increased by $4.6 million (excluding the fair market value of interest rate swap agreements) from September 30, 2006, as the Company paid its semi-annual interest payment on the senior subordinated notes, incurred approximately $4.4 million in capital expenditures during the quarter and saw increases in accounts receivable and inventory; and

•	Adjusted EBITDA[4] was $11.6 million for the second quarter of fiscal 2007 up slightly from last year.

Bruce V. Thomas, president and chief executive officer, remarked, “We are pleased with the sequential improvement throughout our operations from the first quarter of fiscal 2007. Our Publisher Services segment continued to show broad-based improvement and sustained top-line growth and our Specialty Packaging segment continues to deliver strong operating margins. Overall, we are pleased with the performance of our operations and the improvement in Adjusted EBITDA that was achieved for the second quarter.”

Second Quarter Operating Results Review

Net sales for the second quarter totaled $116.0 million, an increase of 8% from $107.3 million in the first quarter of fiscal 2007 and up 2% from $114.2 million last year. Specialty Packaging segment net sales were $21.2 million, an increase of 16% from $18.2 million in the first quarter of fiscal 2007 and a decrease of 4% from $22.0 million last year. Publisher Services segment net sales were $94.9 million, an increase of 6% from the first quarter of fiscal 2007 and an increase of 3% from $92.2 million last year.

Adjusted operating income5 for the quarter was $6.5 million, or 5.6% of net sales in the second quarter, compared to $4.5 million, or 4.1% of net sales in the first quarter of fiscal 2007, and $6.7 million, or 5.9% of net sales last year. Specialty Packaging operating income of $1.9 million, or 9.1% of net sales, was up from $1.5 million, or 8.4% of net sales in the first quarter of fiscal 20076, and up slightly from $1.9 million, or 8.6% of net sales last year. Publisher Services operating income in the second quarter of fiscal 2007 declined to $6.0 million from $6.5 million last year and operating income margins declined to 6.3% of net sales from 7.1% last year. However, operating income for Publisher Services improved over the $4.3 million, or 4.8% of net sales in the first quarter of fiscal 20077.

Adjusted income for the second quarter totaled $1.4 million, or $0.15 per share, compared to adjusted income of $2.0 million, or $0.21 per share, in last year’s second quarter.8 Total debt increased by $4.6 million (excluding the fair market value of interest rate swap agreements) from September 30, 2006, as the Company paid its semi-annual interest payment on the senior subordinated notes, incurred approximately $4.4 million in capital expenditures during the quarter and saw increases in accounts receivable and inventory.

[5]

On a GAAP basis, operating income of $3.8 million was 3.3% of net sales for the second quarter of fiscal 2007 which included $2.6 million (or $0.28 per share, net of tax) of merger-related costs and $0.2 million (or $0.01 per share, net of tax) of restructuring and other charges. Operating income of $5.2 million was 4.6% of net sales for the second quarter of fiscal 2006 which included $1.5 million (or $0.09 per share, net of tax) of restructuring and other charges. Operating income of $4.7 million was 4.4% of net sales for the first quarter of fiscal 2007 which included a benefit of $0.3 million from restructuring and other charges. These merger-related costs and restructuring and other charges have been excluded from adjusted operating income for each period.

[6]	Operating income for Specialty Packaging was $1.5 million in the first quarter of fiscal 2007, or 8.4% of net sales of $18.2 million for that period.
[7]	Operating income for Publisher Services was $4.3 million in the first quarter of fiscal 2007, or 4.8% of net sales of $89.2 million for that period.
[8]

On a GAAP basis, net loss was $1.3 million, or a loss of $0.14 per share, for the second quarter of fiscal 2007 which included an after-tax expense of $2.6 million (or $0.28 per share) of merger-related costs and an after-tax expense of $0.1 million (or $0.01 per share) from restructuring and other charges. Net income was $1.1 million, or $0.12 per share, for the second quarter of fiscal 2006 which included an after-tax expense of $0.9 million (or $0.09 per share) from restructuring and other charges. These merger-related costs and restructuring and other charges have been excluded from adjusted income for the relevant period.

Use of GAAP and Non-GAAP Measures

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), the Company included in this release certain non-GAAP financial measures. The non-GAAP financial measures used in this release are not GAAP financial measures and should not be viewed as a substitute for any GAAP financial measure. For each non-GAAP financial measure, the Company has presented the most directly comparable GAAP financial measure and has reconciled the non-GAAP financial measure with such comparable GAAP financial measure (see the Selected Financial Information and Reconciliation of GAAP to Non-GAAP Measures tables attached).

The Company included the following non-GAAP financial measures in this release: (1) “adjusted operating income” and “adjusted operating income margin” adjusted to exclude merger-related costs of $2.6 million for the three and six months ended December 31, 2006 and an expense from restructuring and other charges of $0.2 million for the three months ended December 31, 2006 and a benefit from restructuring and other charges of $0.1 million for the six months ended December 31, 2006, and to exclude an expense from restructuring and other charges of $1.5 million and $2.2 million for the three and six months ended December 31, 2005, respectively, (2) “adjusted income” and “adjusted income per share” adjusted in the same manner and for the same items as adjusted operating income for the three and six months ended December 31, 2006 and 2005, respectively, and to exclude the gain from discontinued operations of $0.1 million for the six months ended December 31, 2006, and (3) “Adjusted EBITDA” and “Adjusted EBITDA margin” as a percent of net sales with EBITDA being defined as earnings before interest, taxes, depreciation, and amortization. The Company also excludes discontinued operations and the impact of restructuring and other charges and merger-related costs from the computation of Adjusted EBITDA. In addition, “adjusted operating income” and “adjusted operating income margin” for the first quarter of 2007 were presented and a benefit from restructuring and other charges of $0.3 million for the quarter ended September 30, 2006 were excluded from those results. Further, “adjusted loss per share” for the first quarter of fiscal 2007 was also presented which excluded a benefit of $0.02 per share from restructuring and other charges noted above and a gain on discontinued operations of $0.01 per share.

These non-GAAP financial measures provide useful information to investors to assist in understanding the underlying operational performance of the Company. Specifically, (1) the exclusion of restructuring and other charges permits comparisons of results for on-going business facilities under the current operating structure, (2) the exclusion of merger-related costs permits comparisons of results without the impact of very unusual and infrequent costs related to the proposed change in the Company’s ownership structure, (3) the exclusion of the impact of discontinued operations permits comparisons of continuing business operations, and (4) Adjusted EBITDA and Adjusted EBITDA margin as a percent of net sales are useful measures that (a) are used by management of the Company as one of the primary measures to evaluate operating performance, (b) provide consistent period-over-period comparisons of the Company’s operating performance by excluding the impact of investing and financing transactions, and (c) are widely used measures to calculate overall enterprise value of companies. In addition, the Company uses these non-GAAP financial measures internally to measure its on-going business performance and in reports to bankers to permit monitoring of the Company’s ability to repay outstanding liabilities.

With respect to Adjusted EBITDA and Adjusted EBITDA margin, other companies may calculate these measures differently, and therefore, they may not be a good basis for direct comparisons between the performance of the Company and the performance of other companies. In addition, since Adjusted EBITDA eliminates depreciation expense, this measure may not provide useful comparisons with other companies that obtain their operating assets substantially through the use of operating leases since lease costs may not be eliminated in the computation and presentation of EBITDA or Adjusted EBITDA by those companies.

“Cadmus…Serving Education, Science, Health”

Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the world’s largest provider of content management and production services to scientific, technical and medical journal publishers, the fifth largest periodicals printer in North America, and a leading provider of specialty packaging and promotional printing services. Additional information about Cadmus is available at www.cadmus.com.

Statements contained in this release relating to Cadmus’ future prospects and performance are “forward-looking statements” that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially from management’s expectations include but are not limited to: (1) the overall economic environment, (2) the equity market performance and interest rate environment, which can impact our pension liability, (3) the impact of price increases for energy and other materials and services affected by higher oil and fuel prices, (4) our ability to grow revenue and market share in the educational and government services markets, (5) significant price pressure in the markets in which we compete, (6) the loss of significant customers or the decrease in demand from customers, (7) our ability to continue to obtain improved efficiencies and lower production costs, (8) the financial condition and ability to pay of certain customers, (9) our ability to implement and realize the expected benefits associated with our equipment replacement and consolidation plan, including our ability to successfully complete certain consolidation initiatives and effect other restructuring actions, (10) our ability to operate effectively in markets outside of North America, (11) our ability to realize the tax benefits associated with certain transactions,(12) our ability to implement and realize the expected benefits associated with our increased operations in Asia, and (13) if the previously announced merger with Cenveo, Inc. is not consummated, (a) our ability to operate effectively with higher levels of debt and reduced equity and earnings due to costs associated with the merger effort, (b) our ability to retain key employees, (c) the potential negative impact on the Company’s common stock price, and (d) the general disruption on customers and operations associated with the merger effort. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. The information provided in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2006	2005	2006	2005
Net sales	$116,045	$114,188	$223,353	$221,405

Cost of sales	99,206	97,447	192,600	187,128
Selling and administrative expenses	10,302	10,046	19,763	19,914
Restructuring and other charges (benefit)	178	1,478	(118)	2,213
Merger-related costs	2,560	—	2,560	—

	112,246	108,971	214,805	209,255

Operating income	3,799	5,217	8,548	12,150

Interest and other expenses:
Interest	4,544	3,406	8,993	6,899
Other, net	147	48	390	131

	4,691	3,454	9,383	7,030

Income (loss) from continuing operations before income taxes	(892)	1,763	(835)	5,120

Income tax expense	371	669	390	1,840

Income (loss) from continuing operations	(1,263)	1,094	(1,225)	3,280

Gain from discontinued operations, net of tax	—	—	65	—

Net income (loss)	$(1,263)	$1,094	$(1,160)	$3,280

Earnings per share, assuming dilution:
Income (loss) from continuing operations	$(0.14)	$0.12	$(0.13)	$0.35
Gain from discontinued operations	—	—	0.01	—

Net income (loss)	$(0.14)	$0.12	$(0.12)	$0.35

Weighted-average common shares outstanding, assuming dilution	9,202	9,491	9,195	9,474

Cash dividends per common share	$0.0625	$0.0625	$0.125	$0.125

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2006 (Unaudited)	June 30, 2006
Assets:
Cash and cash equivalents	$—	$108
Accounts receivable, net	66,037	60,962
Inventories	30,137	26,266
Other current assets	3,801	6,605
Property, plant and equipment, net	126,096	128,393
Other assets, net	141,032	142,470

Total assets	$367,103	$364,804

Liabilities and shareholders’ equity:
Current maturities of long-term debt	$1,932	$2,555
Accounts payable	40,879	36,436
Accrued expenses and other current liabilities	32,502	23,475

Total current liabilities	75,313	62,466

Total debt:
Senior bank credit facility (matures 1/28/08)	60,200	62,200
Senior subordinated notes (matures 6/15/14)	125,000	125,000
Equipment term loans	12,150	13,740

Subtotal debt before swap agreements	197,350	200,940
Fair market value of interest rate swap agreements	(488)	(1,735)

Total debt	196,862	199,205
Less current maturities of long-term debt	1,932	2,555

Total long-term debt	194,930	196,650

Other long-term liabilities	36,557	44,432
Shareholders’ equity	60,303	61,256

Total liabilities and shareholders’ equity	$367,103	$364,804

SEGMENT INFORMATION

(in thousands, unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2006	2005	2006	2005
Net sales:
Publisher Services	$94,888	$92,209	$184,006	$176,869
Specialty Packaging	21,157	21,979	39,347	44,536

Total net sales	$116,045	$114,188	$223,353	$221,405

Operating income:
Publisher Services	$6,017	$6,518	$10,295	$13,161
Specialty Packaging	1,922	1,896	3,443	4,329
Unallocated/other	(1,402)	(1,719)	(2,748)	(3,127)
Restructuring and other (charges) benefit	(178)	(1,478)	118	(2,213)
Merger-related costs	(2,560)	—	(2,560)	—

Total operating income	$3,799	$5,217	$8,548	$12,150

SELECTED FINANCIAL INFORMATION

AND RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands, except per share data and percents)

(Unaudited)

	Three Months Ended December 31,				Six Months Ended December 31,
	2006		2005		2006		2005
Capital expenditures	$4,428		$19,158		$10,343		$27,772

Operating income, as reported	$3,799	3.3%	$5,217	4.6%	$8,548	3.8%	$12,150	5.5%
Restructuring and other charges (benefit) (A)	178	0.1	1,478	1.3	(118)	(0.1)	2,213	1.0
Merger-related costs	2,560	2.2	—	—	2,560	1.2	—	—

Adjusted operating income	$6,537	5.6%	$6,695	5.9%	$10,990	4.9%	$14,363	6.5%

Income (loss) per share, assuming dilution:
Net income (loss), as reported	$(0.14)		$0.12		$(0.12)		$0.35
Discontinued operations, net of tax	—		—		(0.01)		—
Restructuring and other charges (benefit), net of tax (A)	0.01		0.09		(0.01)		0.14
Merger-related costs	0.28		—		0.28		—

Adjusted income per share, assuming dilution	$0.15		$0.21		$0.14		$0.49

Net income (loss), as reported	$(1,263)	(1.1)%	$1,094	0.9%	$(1,160)	(0.5)%	$3,280	1.5%
Discontinued operations, net of tax	—	—	—	—	(65)	(0.1)	—	—
Income tax expense	371	0.3	669	0.6	390	0.2	1,840	0.8
Interest	4,544	3.9	3,406	3.0	8,993	4.0	6,899	3.1
Depreciation	4,925	4.4	4,604	4.1	9,608	4.4	9,131	4.2
Amortization	273	0.2	250	0.2	528	0.2	459	0.2
Restructuring and other charges (benefit)	178	0.1	1,478	1.3	(118)	(0.1)	2,213	1.0
Merger-related costs	2,560	2.2	—	—	2,560	1.2	—	—

Adjusted EBITDA(B)	$11,588	10.0%	$11,501	10.1%	$20,736	9.3%	$23,822	10.8%

Margin percentages reflect percentage of net sales.

(A)

Restructuring and other charges, net of tax, were $0.1 million, or $0.01 per share, and $0.9 million, or $0.09 per share, for the three months ended December 31, 2006 and 2005, respectively. Restructuring and other charges, net of tax, were a benefit of $0.1 million, or $0.01 per share, and an expense of ($1.4) million, or ($0.14) per share, for the six months ended December 31, 2006 and 2005, respectively.

(B)

EBITDA is defined as earnings before interest, taxes, depreciation, and amortization. The Company also excludes discontinued operations, the impact of restructuring and other charges and merger-related costs from the computation of Adjusted EBITDA.